Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Applied Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	12,000,000	$9.49	$113,880,000	$0.0001531	$17,435.03
Total Offering Amounts					$113,880,000		$17,435.03
Total Fee Offsets							–
Net Fee Due							$17,435.03

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions which results in an increase in the number of outstanding shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”).

(2)	Represents (i) 10,000,000 shares of Common Stock issuable pursuant to the Plan and (ii) 2,000,000 shares of Common Stock that may be issued pursuant to the Plan as a result of the share “recycling” provisions under the Plan.

(3)	Calculated in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on November 22, 2024, which date is within five business days prior to the date of filing of this Registration Statement.